UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Sonida Senior Living, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SONIDA SENIOR LIVING, INC.

14755 PRESTON ROAD, SUITE 810

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2025

To the Stockholders of Sonida Senior Living, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sonida Senior Living, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254, on the 10th day of June, 2025 at 9:00 a.m. Central Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2028 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of BDO USA, P.C., independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2025;

3. To cast an advisory vote on executive compensation; and

4. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These proposals are described in more detail in the Company’s Proxy Statement. The Board of Directors has fixed the close of business on April 21, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only holders of record at the close of business on the Record Date of shares of the Company’s common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors and the advisory vote on executive compensation. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on June 10, 2025: The Company’s Proxy Statement and the 2024 Annual Report to Stockholders are also available at www.proxydocs.com/snda.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer

April 29, 2025

Dallas, Texas

SONIDA SENIOR LIVING, INC.

14755 Preston Road, Suite 810

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2025

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our” or “us”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on June 10, 2025 (the “Annual Meeting”). The Annual Meeting will be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254 on the 10th day of June, 2025 at 9:00 a.m. Central Time for the purposes set forth in the accompanying notice and described in this Proxy Statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by attending the Annual Meeting and voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to Tabitha Bailey, Senior Vice President and Chief Legal Officer, 14755 Preston Road, Suite 810, Dallas, Texas 75254. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14755 Preston Road, Suite 810, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and described in this Proxy Statement and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This Proxy Statement and accompanying form of proxy are being mailed on or about April 29, 2025. Our Annual Report to our stockholders covering our fiscal year ended December 31, 2024, which was mailed to our stockholders on or about April 29, 2025, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy, email or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies for a fee of $8,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing our Annual Report, the accompanying notice, this Proxy Statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and our Annual Report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of this Proxy Statement and our Annual Report, now or in the future, should submit this request to Tabitha Bailey, Senior Vice President and Chief Legal Officer, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254, or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such proxy materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2026 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 30, 2025 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

Only holders of record at the close of business on April 21, 2025 (the “Record Date”) of shares of our common stock and Series A Convertible Preferred Stock are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were (1) 18,865,410 shares of our common stock issued and outstanding, and (2) 41,250 shares of Series A Convertible Preferred Stock issued and outstanding, which were convertible into 1,281,205 shares of our common stock and are entitled to an aggregate of 1,281,205 votes on the proposals described in this Proxy Statement.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting. Each holder of our Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of our common stock into which the Series A Convertible Preferred Stock owned by such holder are convertible as of the Record Date on all matters to be acted upon at the Annual Meeting, voting together with the holders of our common stock as a single class. Neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws, as amended (the “Bylaws”), allows for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to (1) ratify the appointment of the independent auditors; and (2) approve, on an advisory basis, the Company’s executive compensation. Abstentions and “broker non-votes” (as described below), if any, will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD AUTHORITY” or “AGAINST” for such director nominee (with abstentions and “broker non-votes” not counted as votes cast either “FOR” or “WITHHOLD AUTHORITY” or “AGAINST” for such director nominee’s election).

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this Proxy Statement, (2) “FOR” the ratification of the appointment of BDO USA, P.C. as our independent auditors for the fiscal year ending December 31, 2025, and (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this Proxy Statement, (2) in favor of the ratification of the appointment of BDO USA, P.C. as our independent auditors for the fiscal year ending December 31, 2025, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, and (4) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the New York Stock Exchange (the “NYSE”), and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of BDO USA, P.C. as our independent auditors for the fiscal year ending December 31, 2025 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our Annual Report upon the written request of any registered or beneficial owner of our capital stock entitled to vote at the Annual Meeting. Requests should be made by mailing Tabitha Bailey, Senior Vice President and Chief Legal Officer, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254, or by calling (972) 770-5600. The Securities and Exchange Commission (the “SEC”) also maintains a website at www.sec.gov, which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this Proxy Statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Examples of forward-looking statements, include, without limitation, those relating to the Company’s future business prospects and strategies, financial results, working capital, liquidity, capital needs and expenditures, interest costs, insurance availability and contingent liabilities. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to: the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt financings or refinancings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated in market interest rates that increase the cost of certain of the Company’s debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration and overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain effective internal controls over financial reporting; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA, changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 21, 2025 by: (i) each person known by us to be the beneficial owner of more than five percent of our capital stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14755 Preston Road, Suite 810, Dallas, Texas 75254.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Class
5% or More Stockholder
Conversant Capital LLC(2)	11,577,108	54.6%
Seymour Pluchenik(3)	2,699,593	12.7%
Hazelview Investments Inc.(4)	1,123,422	5.3%
Named Executive Officers and Directors
Brandon M. Ribar(5)	299,792	1.4%
Kevin J. Detz(6)	177,938	*
David R. Brickman(7)	31,392	*
Noah R. Beren(8)	22,186	*
Jill M. Krueger(9)	15,757	*
Shmuel S.Z. Lieberman(10)	9,623	*
Benjamin P. Harris(11)	8,697	*
David W. Johnson(12)	8,623	*
Elliot R. Zibel(13)	8,623	*
Lilly H. Donohue(14)	2,710	*
Robert T. Grove	—	—
All directors and executive officers as a group (12 persons)(15)	648,949	3.1%

*	Less than one percent.

(1)

The percentages indicated are based on the sum of (i) 18,865,410 shares of our common stock issued and outstanding on April 21, 2025, plus (ii) 9,816 shares of common stock underlying the vested portion of an option to purchase shares of common stock, plus (iii) 1,281,205 shares of our common stock issuable in the aggregate upon conversion of the Series A Convertible Preferred Stock held by Conversant Dallas Parkway (A) LP (“Conversant Fund A”) and Conversant Dallas Parkway (B) LP (“Conversant Fund B” and, together with Conversant Fund A, the “Initial Conversant Investors”), plus (iv) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of the Company’s warrants held by the Initial Conversant Investors, plus (v) 10,280 shares of our common stock underlying restricted stock units held by non-employee directors.

(2)

The address of the reporting persons reported on this line is c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, NJ 07901. Conversant Capital LLC (“Conversant Capital”) is the investment manager of and makes investment decisions for the Initial Conversant Investors, Conversant Dallas Parkway (D) LP (“Conversant Fund D”), Conversant Dallas Parkway (F) LP (“Conversant Fund F”), and Conversant PIF Aggregator A LP (“Conversant Aggregator A” and, together with Conversant Fund D, Conversant Fund F, and the Initial Conversant Investors, the “Conversant Investors”). Conversant GP Holdings LLC (“Conversant GP”) is the general partner of each of the Conversant Investors other than Conversant Aggregator A, for which Conversant Private GP LLC (“Conversant Private GP”) serves as the general partner. Michael J. Simanovsky is the managing member of Conversant Capital, Conversant GP, and Conversant Private GP. By virtue of these relationships, each of Conversant Capital, Conversant GP, Conversant Private GP, and Mr. Simanovsky may be deemed to beneficially own shares (including shares of common stock issuable upon conversion of Series A Convertible Preferred Stock or upon exercise of warrants to purchase common stock) owned directly by the Conversant Investors. Shares reported on this line consist of (i) 9,264,653 shares of issued and outstanding common stock, (ii) 1,281,205 shares of common stock issuable upon conversion of 41,250 shares of the Company’s Series A Convertible Preferred Stock, which constitutes 100% of the issued and outstanding shares of Series A Convertible Preferred Stock as of April 21, 2025, and (iii) 1,031,250 shares of common stock issuable upon exercise of warrants, in each case, held in the aggregate by the Conversant Investors. Conversant Fund A has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 7,438,005 shares and Conversant Fund B has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 850,353 shares. Conversant Fund D has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 1,032,216 shares. Conversant Fund F has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 648,942 shares. Conversant Aggregator A has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 1,607,592 shares. Each of Mr. Simanovsky and Conversant Capital has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 11,577,108 shares. Each of Conversant GP and Conversant Private GP has sole voting power and dipositive power with respect to none of the shares and shared voting power and dispositive power over 9,969,516 of the shares and 1,607,592 shares, respectively. The foregoing information regarding Conversant Capital, the Conversant Investors, Conversant GP, Mr. Simanovsky, and their respective beneficial ownership of shares is based on a Schedule 13D/A filed on October 17, 2024, and subsequent Form 4 filings.

(3)

The address of the reporting persons reported on this line is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019. Shares reported on this line represent shares that may be deemed to be beneficially owned by Seymour Pluchenik, Sam Levinson, Simon Glick, Silk Partners, LP (“Silk”); Siget NY Partners, L.P. (“Siget NY”); 1271 Associates, LLC (“1271 Associates”); and PF Investors, LLC (“PF Investors”). Siget NY is the general partner of Silk. Mr. Levinson is the chief investment officer of Siget NY. 1271 Associates is the peneral partner of Siget NY. Messrs. Glick and Pluchenik are the managing members of 1271 Associates. By virtue of these relationships, each of Siget NY, 1271 Associates, and Messrs. Levinson, Glick and Pluchenik may be deemed to beneficially own the shares owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares owned directly by PF Investors. Based solely on a Schedule 13D/A filed on August 19, 2024 and subsequent information provided by Silk, (i) Seymour Pluchenik has the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 2,699,593 shares, (ii) Sam Levinson, Simon Glick, Siget NY and 1271 Associates have the sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 2,456,841 shares, (iii) Silk has sole voting and dispositive power with respect to 2,456,841 shares that are held by Silk directly and shared voting and dispositive power with respect to none of the shares, and (iv) PF Investors has the sole voting and dispositive power with respect to 242,752 shares that are held directly by PF Investors and shared voting and dispositive power with respect to none of the shares.

(4)

The address of the reporting persons on this line is c/o Hazelview Investments Inc., 1133 Yonge Street, 4th Floor, Toronto, ON, Canada M4T 2Y7. Hazelview Investments Inc. (“Hazelview”) is the parent of, and is deemed to exercise investment discretion with respect to, 1,123,422 shares of common stock managed by the following registered adviser entities: (i) Hazelview Securities Inc., with respect to 903,639 shares directly owned by it, and (ii) Hazelview Securities (US) LLC, with respect to 219,783 shares directly owned by it. Ugo Bizzarri is the controlling shareholder of Hazelview. Each of Mr. Bizzarri and Hazelview has sole voting power and dispositive power with respect to none of the shares and shared voting power and dispositive power with respect to 1,123,422 shares. The foregoing information regarding Hazelview, Mr. Bizzarri, Hazelview Securities Inc. and Hazelview Securities (US) LLC, and their respective beneficial ownership of shares, is based on a Schedule 13G filed on October 4, 2024.

(5)

Consists of shares held by Mr. Ribar directly and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC.

(6)

Consists of shares held by Mr. Detz directly or indirectly by his children and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC.

(7)	Consists of shares held by Mr. Brickman directly.

(8)

Consists of 16,563 shares held by Mr. Beren directly or indirectly by B Judith Holdings, LLC, of which Mr. Beren is the sole manager, 2,710 unvested shares of restricted stock, and 2,913 shares of common stock underlying vested restricted stock units for which settlement has been deferred.

(9)

Consists of 11,506 shares held by Ms. Krueger directly, 2,710 unvested shares of restricted stock, and 1,541 shares of common stock underlying vested restricted stock units for which settlement has been deferred.

(10)	Consists of 6,913 shares held by Mr. Lieberman directly and 2,710 shares of unvested restricted stock.

(11)

Consists of 3,074 shares held by Mr. Harris directly, 2,710 unvested shares of restricted stock, and 2,913 shares of common stock underlying vested restricted stock units for which settlement has been deferred.

(12)

Consists of 3,000 shares held by Mr. Johnson directly, 2,710 shares of common stock underlying unvested restricted stock units, and 2,913 shares of common stock underlying vested restricted stock units for which settlement has been deferred.

(13)

Consists of 2,913 shares held by Mr. Zibel directly, 2,710 shares of common stock underlying unvested restricted stock units, and 3,000 shares of common stock underlying vested restricted stock units for which settlement has been deferred.

(14)	Consists of 2,710 shares of unvested restricted stock.

(15)

Consists of shares held directly or indirectly by the executive officers and directors of the Company and unvested shares of restricted stock (certain of which are subject to the Company’s achievement of certain performance targets), as disclosed in the Company’s Form 4 filings with the SEC, as well as 10,280 shares of common stock underlying restricted stock units held by non-employee directors.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2028 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Ms. Donohue and Messrs. Harris and Johnson are presently members of the Board of Directors.

Our Board is divided into three classes: Class I (terms expire at 2025 annual meeting), Class II (terms expire at 2026 annual meeting) and Class III (terms expire at 2027 annual meeting). The Board currently consists of nine directors with three directors in each of Class I, Class II and Class III.

As further discussed below under “Board of Directors and Committees—Investor Rights Agreement,” in November 2021 we entered into an agreement (the “Investor Rights Agreement”) with Conversant Dallas Parkway (A) LP (“Conversant Fund A”), Conversant Dallas Parkway (B) LP, affiliates of Conversant Capital LLC (“Conversant Fund B” and, together with Conversant Fund A, the “Initial Conversant Investors”), and Silk Partners, LP (“Silk”) pertaining to, among other things, the appointment of a certain number of designees of Conversant Fund A and Silk, respectively, to the Board. Pursuant to the terms of the Investor Rights Agreement, Conversant Fund A is entitled to designate four individuals to be appointed to the Board and the Chairman of the Board and Silk is entitled to designate two individuals to be appointed to the Board. Conversant Fund A has designated Benjamin P. Harris, David W. Johnson, Robert T. Grove, and Elliot R. Zibel as its director designees with Mr. Johnson as Chairman of the Board and Silk has designated Noah R. Beren and Shmuel S.Z. Lieberman as its director designees. Such individuals were appointed to the Board in November 2021, except for Mr. Grove, who was appointed to the Board in June 2024 to fill a vacancy on the Class III directors of the Board.

The Investor Rights Agreement also provides that, following the 42-month anniversary of the date thereof (May 3, 2025), so long as the Initial Conversant Investors and their affiliates and permitted transferees beneficially own shares of the Company’s Series A Convertible Preferred Stock and beneficially own more than 50% of the outstanding shares of the Company’s common stock on an as-converted basis, then Conversant Fund A will have the right to designate a total of five individuals to be appointed to the Board.

In addition, as discussed below under “Executive Compensation Tables—Employment Agreements,” we entered into an amended and restated employment agreement with Brandon M. Ribar in December 2024 in connection with his continued service as our President and Chief Executive Officer and as a member of our Board, which amended and restated his existing employment agreement and provides that our Board will nominate Mr. Ribar for reelection to the Board at the expiration of each term of office, and that Mr. Ribar will serve as a member of our Board for each period for which he is so elected.

Name	Age	Position(s)	Class	Director’s Term Expires
Nominees:
Lilly H. Donohue	53	Director	I	2025
Benjamin P. Harris	50	Director	I	2025
David W. Johnson	63	Director	I	2025
Continuing Directors:
Brandon M. Ribar	44	Chief Executive Officer, President and Director	II	2026
Noah R. Beren	44	Director	II	2026
Shmuel S.Z. Lieberman	40	Director	II	2026
Robert T. Grove	33	Director	III	2027
Jill M. Krueger	65	Director	III	2027
Elliot R. Zibel	44	Director	III	2027

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2028 Annual Meeting:

Lilly H. Donohue has been a director since May 2024. She is currently President and CEO of Everstory Partners (formerly StoneMor Inc.). Prior to joining Evertstory Partners in November 2022, Ms. Donohue served as the CEO of Holiday Retirement, the largest independent senior living owner and operator in the United States with over 300 communities in 46 states. During her tenure at Holiday, she led the organization to become the first senior living company to be certified as a Great Place to Work in 2018 and has been named Great Place to Work for four consecutive years (2018-2021). Prior to Holiday, Ms. Donohue was responsible for setting up Fortress Investment Group’s China investment office and was the President of Fortress Investment Group China. During her time in China, Ms. Donohue also built the leading senior living company and home care business (Starcastle (Xingbao) Senior Living) in Shanghai, China for Fortress Investment Group and was the CEO of Starcastle from its inception in 2013. Before moving to China in 2011, Ms. Donohue was a managing director and member of the management committee at Fortress Investment Group since its inception in May 1998. Prior to Fortress, Ms. Donohue started her career at BlackRock Financial Management Inc. in May 1992 to May 1997 where she was involved in all facets of raising capital, investing and managing BlackRock Asset Investors, a private equity fund. Ms. Donohue received her Bachelor of Science in Business Administration from Boston University. Ms. Donohue currently serves on the Dean’s Advisory Board of Boston University’s Questrom School of Business and the Senior Living Management Advisory Board of University of Central Florida’s Rosen College of Hospitality Management.

Benjamin P. Harris, CFA, has been a director since November 2021. He is the founder and CEO of Pinedale Capital Partners, a dedicated industrial real estate operating platform based in New York. Previously, Mr. Harris was the CEO of Link Logistics (Blackstone’s U.S. Industrial Real Estate platform). Before that, he served as President of Gramercy Property Trust (NYSE: GPT), the Head of Net Lease Investments of Northcliffe/Annaly Capital Management and the Head of U.S. Investments of W. P. Carey & Co. LLC (NYSE: WPC). Mr. Harris received a Joint BSc in Economics from the University of Kings College/Dalhousie University, Canada.

David W. Johnson has been a director since November 2021. He is Co-Founder & Managing Director of Horizon Capital, a land acquisition and land development company. Prior to Horizon Capital, he founded Aimbridge Hospitality and served as its CEO. Mr. Johnson previously spent 17 years at Wyndham International, where he helped add over 400 hotels to the Wyndham portfolio. Additionally, he served as President of Wyndham Hotels, overseeing approximately 15,000 employees and $3 billion in annual revenue. Mr. Johnson serves as a Director on the Board of Hilton Grand Vacations Inc. (NYSE: HGV) and sits on the Audit and Compensation Committees. Previously, he served on the Strategic Hotels (NYSE: BEE) Board as a member of the Audit and Corporate Governance Committees, and as a Director of Gaylord Entertainment (NYSE: GET). He is also on the U.S. Travel Association (USTA) board as a member of the Chairman’s Circle and as a member of USTA’s CEO Roundtable. Mr. Johnson received a bachelor’s degree in Business Economics from Northeastern Illinois University.

Directors Continuing in Office Until the 2026 Annual Meeting:

Brandon M. Ribar has been the Chief Executive Officer and President and a director of Sonida Senior Living, Inc. since September 2022. Mr. Ribar joined the Company in September 2019 as its Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Ribar served as an executive healthcare consultant primarily focused on improving existing operations and expanding continuing care retirement communities for multiple investment platforms and operators since 2018. From 2014 through 2018, he served as the Senior Vice President, Operations of Golden Living, a post-acute healthcare provider. Prior to serving in such capacity, Mr. Ribar served Golden Living in various roles including Senior Vice President, Operational Finance and Strategy and Senior Vice President, Corporate Strategy and Business Development. Prior to Golden Living, Mr. Ribar served as Vice President of Fillmore Capital Partners from 2004 through 2009. Mr. Ribar received a BSC in Operations and Management Information Systems from Santa Clara University.

Noah R. Beren has been a director since November 2021. He joined GF Investments in 2014 and is currently Head of Asset Management for the firm. His responsibilities include overseeing an extensive real estate portfolio of office, multi-family and land assets. Previously he served as a Vice President focusing on deal execution and portfolio management. From 2012 to 2014, Mr. Beren served as a Vice President at a private independent oil and gas company. Mr. Beren received a First Talmudic Degree from Talmudical Yeshiva of Philadelphia.

Shmuel S.Z. Lieberman has been a director since November 2021. He is a senior member of the investment team at GF Investments. Mr. Lieberman oversees the investment process for public and private investments across a wide range of industries, strategies and asset classes. He is a former board member of TradAir Ltd and has been an observer to a number of portfolio companies. Mr. Lieberman received a Master of Business Administration degree from Baruch College and a Bachelor of Rabbinic Studies degree from the Rabbinical College of America.

Directors Continuing in Office Until the 2027 Annual Meeting:

Robert T. Grove has been a director since June 2024. He is a Principal and leads Conversant’s coverage of healthcare, homebuilders and building products, real estate services, gaming/leisure/lodging, and self-storage. Mr. Grove joined Conversant in 2020. Prior to joining Conversant, from September 2017 to June 2019, Mr. Grove was a Senior Analyst at Viking Global Investors where he sourced and analyzed equity investments across the energy space. Before joining Viking, from January 2016 until August 2017, Mr. Grove worked at Anchorage Capital where he researched both debt and equity investments in the materials sector. Mr. Grove started his career in the restructuring group at Lazard where he provided advisory services to companies undergoing financial restructuring transactions. Mr. Grove also serves as a Director at United Homes Group (a U.S.-based homebuilder) and as a board observer for Spotless Holdings (a U.S.-based car wash operator). Mr. Grove graduated summa cum laude from the University of Pennsylvania with a B.S. in Economics with concentrations in Finance and Accounting, a minor in Biology and was inducted into Beta Gamma Sigma.

Jill M. Krueger has been a director since 2004. She is the founding President and Chief Executive Officer of Symbria, Inc., a company that provides integrated ancillary therapy and pharmacy services to primarily nursing, senior living providers, and home health agencies. She serves as the Chairperson of the Senior Care Pharmacy Coalition. Before she joined Symbria, Inc., Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She received a B.S. from Northern Illinois University. She is a Certified Public Accountant and a Certified Management Accountant.

Elliot R. Zibel, CFA, has been a director since November 2021. He has spent the last 20 years as an investor, operator, entrepreneur and board member in large and small publicly traded and privately owned companies. Mr. Zibel recently founded ClariFi Health, a Business Intelligence and Predictive Analytics company, which leverages data and artificial intelligence to improve the health of patients and the value of healthcare businesses. Prior to founding ClariFi Health, Mr. Zibel was the founder and CEO of Select Dental Management, which he grew from zero to 40 locations in five years, earning the company the #182 rank (and #1 rank for Dental Groups) on the Inc. 5000 list for fastest growing companies in the U.S. through 2022. During his tenure at Select Dental Management, the company boasted some of the strongest same-store growth, provider retention and patient retention metrics in the Dental Group industry. Before founding Select Dental Management, Mr. Zibel spent 15 years as an institutional investor at several multi-billion-dollar investment funds. He also founded two companies, which were ultimately acquired. Mr. Zibel has invested over $2 billion of capital over his career in healthcare, consumer and other businesses. Mr. Zibel received a Bachelor of Economics and Political Science from Union College.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with respect to Mr. Beren, the Board considered his substantial experience in the real estate industry. With regard to Mr. Harris, the Board considered his significant experience in real estate investments, development, leasing and operation, including serving as President a publicly-traded REIT. With respect to Mr. Johnson, the Board considered his extensive experience in the hospitality industry, including serving as CEO of a leading hotel management company, along with his prior service as a director for several public companies. With respect to Ms. Donohue, the Board considered her prior significant experience in leading a large, independent owner and operator of senior living communities. With respect to Mr. Grove, the Board considered his experience with healthcare and real estate services, as well as his experience in corporate restructuring and finance. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With respect to Mr. Lieberman, the Board considered his significant investment experience. With respect to Mr. Ribar, in addition to his position as the Company’s President and Chief Executive Officer, the Board considered Mr. Ribar’s experience in improving operational performance and expanding continuing care retirement communities for companies in the healthcare industry. With respect to Mr. Zibel, the Board considered his significant management experience in the healthcare industry, including his experience with a large national service provider to senior living communities. In addition, with respect to Messrs. Beren, Grove and Lieberman, the Board considered that such individuals could bring to the Board an important perspective of significant stockholders of the Company. As noted below under “Board of Directors and Committees—Investor Rights Agreement,” the Company is obligated to nominate Messrs. Beren, Grove, Harris, Johnson, Lieberman and Zibel as directors pursuant to the terms of the Investor Rights Agreement.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors. The Board has determined that Noah R. Beren, Lilly H. Donohue, Robert T. Grove, Benjamin P. Harris, David W. Johnson, Jill M. Krueger, Shmuel S.Z. Lieberman and Elliot R. Zibel, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “—Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.sonidaseniorliving.com in the “Investor Relations” section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Beren, Harris, Grove, Johnson, Lieberman and Zibel and Mses. Donohue and Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2024, the Board held eight board meetings, including regularly scheduled and special meetings. During 2024, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held by all committees of the Board on which such director served (during the periods that he or she served), and (ii) the total number of meetings of the Board (held during the period for which he or she has been a director). Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Each of our then-serving directors attended our 2024 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and the independent Chairman of the Board presided over these meetings during 2024.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•

a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Sonida Senior Living, Inc. and any direct or indirect subsidiary of Sonida Senior Living, Inc., which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Ms. Krueger (chair), Ms. Donohue and Mr. Harris, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement.

The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the “Investor Relations” section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2024, the Audit Committee held five meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Harris (chair), Beren and Zibel and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the “Investor Relations” section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2024, the Nominating and Corporate Governance Committee held two meetings, including regularly scheduled and special meetings.

Compensation Committee

Composition, Charter and Meetings

The Compensation Committee consists of Messrs. Lieberman (chair) and Grove and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this Proxy Statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.sonidaseniorliving.com in the “Investor Relations” section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•

review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2024, the Compensation Committee held six meetings, including regularly scheduled and special meetings.

Role and Responsibilities

The Compensation Committee is responsible for reviewing and approving the base salary increases (other than any annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In considering and determining our executive compensation program, the Compensation Committee primarily relies upon the following factors:

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Peer Group Data. The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies that provide senior living and healthcare services and companies that have significant real estate ownership of residential or senior living communities that the Compensation Committee, in consultation with our independent compensation consultant and senior management, periodically determines to be the most directly comparable to the Company.

•

Third Party Industry Surveys and Compensation Consultants. As part of its ongoing efforts to provide independent oversight and review of our executive compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and general industry. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. See “—Role of Independent Compensation Consultant” below.

•

Other Factors. Other key factors beyond compensation market data also affect the Compensation Committee’s judgment with respect to our executive compensation program. These factors include our financial and stock performance, and the contribution of each executive officer relative to his or her individual responsibilities and capabilities, the individual’s experience in their role and tenure with the Company, internal alignment with the executive team and retention concerns, among other relevant factors.

•	Role of Management. The Compensation Committee has also relied in part upon the input and recommendations of our Chief Executive Officer when considering annual increases to base salaries for our other executive officers, the annual establishment of our Incentive Compensation Plan (which aligns with the Company’s business plan), and whether to grant long-term incentive awards to our other executive officers, and if so, in what forms and amounts. The Compensation Committee typically takes into account these recommendations from our Chief Executive Officer.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to review the Company’s 2024 compensation arrangements for certain of its executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. Meridian also assisted the Compensation Committee with a variety of matters, including the design of the annual and long-term incentive program and its impact on officer retention, and an annual risk assessment of our compensation policies and practices applicable to our executive officers and other employees. Meridian reported its findings to the Compensation Committee to help inform the Compensation Committee’s decision-making on executive officer compensation for 2024. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its consultants, Meridian reported directly to the Compensation Committee, and Meridian did not provide any other services to the Company during fiscal 2024.

The fees payable by the Company to Meridian for its services as of December 31, 2024 were approximately $87,665. The Compensation Committee evaluated the independence of Meridian and concluded that Meridian was independent and presented no conflict of interest.

Board of Directors’ Leadership Structure

In 2010, our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing a non-executive, independent director as Chairman of the Board. Since November 2021, Mr. Johnson has served as non-executive Chairman of the Board. The separation of the roles was implemented to allow our Chief Executive Officer to continue to focus his or her efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Directors’ Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of Tabitha Bailey, our Senior Vice President and Chief Legal Officer. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15th of a calendar year for consideration by the Nominating and Corporate Governance Committee for the annual meeting of our stockholders in the immediately following calendar year.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and

Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Ms. Donohue and Messrs. Harris and Johnson currently serve as directors of the Company.

Investor Rights Agreement

In November 2021, we entered into the Investor Rights Agreement with the Initial Conversant Investors and Silk, which Investor Rights Agreement pertains to, among other things, the appointment of (i) a certain number of directors nominated by Conversant Fund A (“Conversant Representatives”) to the Board based upon the ownership percentage in the Company of the Conversant Investors and their affiliates and permitted transferees, and (ii) two directors nominated by Silk (the “Silk Representatives”) for so long as Silk and its affiliates beneficially own at least five percent of the outstanding shares of common stock of the Company on an as-converted basis. Additionally, pursuant to the Investor Rights Agreement, for so long as the Conversant Investors and their affiliates and permitted transferees collectively satisfy a certain percentage of beneficial ownership in the Company, Conversant Fund A will be entitled to designate the chairperson of the Board. Pursuant to the terms of the Investor Rights Agreement, Conversant Fund A is entitled to designate four individuals to be appointed to the Board and the Chairman of the Board and Silk is entitled to designate two individuals to be appointed to the Board. Conversant Fund A has designated Benjamin P. Harris, Robert T. Grove, David W. Johnson, and Elliot R. Zibel as the Conversant Representatives with Mr. Johnson as the Chairman of the Board and Silk has designated Noah R. Beren and Shmuel S.Z. Lieberman as the Silk Representatives. Such individuals were appointed to the Board in November 2021, except for Mr. Grove, who was appointed to the Board in June 2024 to fill a vacancy on the Class III directors of the Board.

The Investor Rights Agreement also provides that, following the 42-month anniversary of the date thereof (May 3, 2025), so long as the Initial Conversant Investors and their affiliates and permitted transferees beneficially own shares of the Company’s Series A Convertible Preferred Stock and beneficially own more than 50% of the outstanding shares of the Company’s common stock on an as-converted basis, then Conversant Fund A will have the right to designate a total of five individuals to be appointed to the Board.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, a copy of which the Company filed with the SEC as Exhibit 10.1 to a Current Report on Form 8-K on November 4, 2021.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.sonidaseniorliving.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Insider Trading Policy
The Company has adopted a Policy on Insider Trading governing the purchase, sale and other disposition of the Company’s securities by its directors, officers and employees of the Company. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our Policy on Insider Trading is available on our website at
http://www.sonidaseniorliving.com
in the “Investor Relations” section.
Anti-Hedging and Anti-Pledging Policies
As part of our Policy on Insider Trading, directors, officers and employees are prohibited from engaging in hedging transactions with respect to our securities. In addition, directors, officers and other employees are prohibited from holding our securities in a margin account and are also prohibited from pledging our securities as collateral for a loan unless such pledging has been disclosed to, and pre-approved
by, the Board.
Website
Our internet website,
www.sonidaseniorliving.com
, contains an “Investor Relations” section, which provides links to our annual reports on Form
10-K,
quarterly reports on Form
10-Q,
current reports on Form
8-K,
proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this Proxy Statement and do not form any part of the materials for solicitation of proxies.
Communication with Directors
Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management
directors, individually or as a group, in care of David W. Johnson, the Chairman of our Board, with a copy to Tabitha Bailey, Senior Vice President and Chief Legal Officer, at our principal executive offices, 14755 Preston Road, Suite 810, Dallas, Texas 75254.
All communications received as set forth above will be opened by the Chairman and Senior Vice President and Chief Legal Officer for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of the Company’s executive officers, other than Mr. Ribar. Information concerning Mr. Ribar is set forth above under “Election of Directors—Nominees for Election for Three-Year Terms Expiring at the 2028 Annual Meeting.”

Name	Age	Position(s) with the Company
Kevin J. Detz	45	Executive Vice President and Chief Financial Officer
Tabitha T. Bailey	39	Senior Vice President and Chief Legal Officer
Max J. Levy	34	Senior Vice President, Chief Investment Officer

Kevin J. Detz joined the Company in May 2022 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Detz served as Executive Vice President and Operational Chief Financial Officer for Aimbridge Hospitality, a global third-party hotel management company, since January 2020. Prior to serving in such capacity, Mr. Detz was Ambridge Hospitality’s Senior Vice President and Chief Accounting Officer from October 2016 to December 2019, and he served as Aimbridge Hospitality’s Senior Vice President and Controller from March 2014 to September 2016. Prior to joining Aimbridge Hospitality, Mr. Detz served as Vice President and Controller of Goldman Sachs & Co.’s Real Estate Management Division from December 2007 to March 2014. Mr. Detz began his career in Ernst & Young LLP’s audit practice in 2002. Mr. Detz graduated magna cum laude with a degree in business administration from Duquesne University and is a Certified Public Accountant. He is a member of the AICPA.

Tabitha T. Bailey joined the Company as Senior Vice President and Chief Legal Officer, effective January 1, 2025, overseeing all legal matters, including corporate governance, M&A and commercial transactions, litigation, regulatory matters, and compliance. Prior to joining Sonida in 2024, Ms. Bailey was the Chief Legal Officer and Corporate Secretary of Avantax, Inc., a publicly traded tax-focused financial planning and wealth management company from January 2022 to December 2023. In this role, Ms. Bailey was a member of Avantax’s executive leadership team and led and set strategy for a legal and compliance team of approximately 80 employees. Prior to becoming Chief Legal Officer of Avantax, Ms. Bailey served as Vice President, Legal Affairs and SEC Counsel of Avantax from November 2020 to December 2022. Prior to joining Avantax, from January 2019 to November 2020, Ms. Bailey served as General Counsel and Corporate Secretary of TransAtlantic Petroleum Ltd., a publicly traded international oil and natural gas field exploration services company. Ms. Bailey began her career as an attorney in the corporate departments at Akin Grump Strauff Hauer & Feld LLP and Haynes and Boone, LLP, where she represented clients in mergers, acquisitions, capital raising, securities compliance, investment fund formation and management, and other strategic transactions across a broad range of industries. Ms. Bailey has a J.D. from Vanderbilt University Law School and a B.A. in International Studies from the University of Mississippi.

Max J. Levy joined the Company in May 2024 as Executive Vice President and Chief Investment Officer. In this role, he is responsible for leading and overseeing the Company’s multifaceted sourcing strategy and investment and capital allocation process. Prior to joining the Company, from July 2020 to June 2024, Mr. Levy was a principal at Conversant Capital, a flexible capital solutions provider to real estate and real estate-related platforms and companies, where he led major investments across several sectors, including health care real estate, in both public and private markets. During his time at Conversant, he served on the Company’s Board. Between 2022 and 2024, Mr. Levy served on the board of directors of Crossroads Impact Corp., an impact-focused specialty finance company where he served on the investment committee. From 2015 to 2020, Mr. Levy served as an analyst at The Baupost Group, where he focused on real estate investments in North America and Europe and was responsible for sourcing and evaluating debt and equity investments across all property in both private real estate and public securities. He began his career as an investment banking analyst for Henschel & Co., a boutique real estate advisory firm, where he assisted public REITs and private real estate companies on mergers, acquisitions and raising capital. Mr. Levy earned his bachelor’s degree in intellectual history from the University of Pennsylvania where he graduated summa cum laude and was elected to Phi Beta Kappa.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2024 and 2023. Please note that total compensation, as reported in the Summary Compensation Table below and calculated under SEC rules, reflects pre-tax amounts and several items that are driven by accounting assumptions on incentive awards that have not yet been earned, including awards that vest over a period of time and/or are subject to the satisfaction of various performance targets. Therefore, it is not necessarily reflective of the compensation our named executive officers actually realized for such years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total

Brandon M. Ribar,	2024	$474,778	—	$2,361,242	—	$359,913	—	$3,195,933
President and Chief Executive Officer	2023	$461,854	—	$967,769	—	$339,232	—	$1,768,234

Kevin J. Detz,	2024	$417,368	—	$1,502,611	—	$292,740	—	$2,212,719
Executive Vice President and Chief Financial Officer	2023	$405,233	$75,000	$713,608	—	$275,918	—	$1,469,759

David R. Brickman,	2024	$368,757	—	$729,852	—	$183,539	—	$1,282,148
Former Senior Vice President, General Counsel and Secretary(3)	2023	$358,389	—	$261,835	—	$171,448	—	$791,672

(1)

Amounts for 2024 reflect the grant date fair value of the respective equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), including, with respect to performance-based shares, the grant date fair value of the performance shares based on the probable outcome of the performance conditions as of the date of grant (rather than the maximum potential value of the award). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2024 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2025. See “—2024 Long-Term Equity Incentive Awards” below for additional information.

(2)

Amounts in this column for 2024 reflect the cash performance incentive received by our named executive officers under our Fiscal 2024 Executive Short-Term Incentive Compensation Plan (the “2024 STI Plan”). See “—Fiscal 2024 Executive Short-Term Incentive Compensation Plan” below for additional information.

(3)	Mr. Brickman resigned as the Company’s Senior Vice President, General Counsel and Secretary, effective December 31, 2024.

Employment Agreements

Brandon M. Ribar

We entered into an amended and restated employment agreement with Mr. Ribar in December 2024 in connection with Mr. Ribar’s continued service as our President and Chief Executive Officer and as a member of our Board, which amended and restated his existing employment agreement. Mr. Ribar’s amended and restated employment agreement provides for an initial term of one year and automatically renews for additional one-year periods in the event that we do not, or Mr. Ribar does not, provide written notice to the other party of their intent not to renew such term at least 30 days prior to the expiration of the then-current term. Mr. Ribar’s amended employment agreement provides that our Board will nominate Mr. Ribar for reelection to the Board at the expiration of each term of office, and that Mr. Ribar will serve as a member of our Board for each period for which he is so elected.

Pursuant to Mr. Ribar’s amended employment agreement, he receives an annual base salary of not less than $474,778 per annum (not less than $550,000 per annum beginning January 1, 2025) and is eligible to receive an annual performance bonus targeted at not less than 75% of his base salary for the 2024 fiscal year and not less than 85% of his base salary for the 2025 fiscal year and subsequent fiscal years. Mr. Ribar’s amended employment agreement also entitles him to certain severance payments and benefits in the event his employment is terminated by us without “Cause” or by Mr. Ribar for “Good Reason” (including in connection with a “Fundamental Change”), as described more fully in Mr. Ribar’s employment agreement.

The foregoing description of Mr. Ribar’s amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Ribar’s amended and restated employment agreement, which is included as Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2025.

Kevin J. Detz

We entered into an employment agreement with Mr. Detz in April 2022 in connection with Mr. Detz’s appointment as our Executive Vice President and Chief Financial Officer. Pursuant to Mr. Detz’s employment agreement, Mr. Detz receives an annual base salary of not less than $400,000, and Mr. Detz is eligible to receive an annual performance bonus targeted at 70% of his annual base salary. In connection with his employment with the Company, Mr. Detz also received a sign-on bonus of $75,000, which was paid in March 2023, and 30,000 shares of performance-based restricted stock. Mr. Detz’s employment agreement also entitles him to certain severance payments and benefits in the event his employment is terminated by us without “Cause” or by Mr. Detz for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Mr. Detz’s employment agreement.

The foregoing description of Mr. Detz’s employment agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of Mr. Detz’s employment agreement, which is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2022.

David R. Brickman

In March 2021, we entered into a new employment agreement with Mr. Brickman that terminated and replaced his then-existing employment agreement, pursuant which, Mr. Brickman served as our Senior Vice President, General Counsel and Secretary until his resignation, effective December 31, 2024. In connection with Mr. Brickman’s resignation, we entered into a Separation and Consulting Agreement, dated as of October 22, 2024 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Brickman is entitled to receive a separation allowance equal to two times the sum of Mr. Brickman’s base salary and annual bonus paid in the past twelve months, which is payable in equal installments over a two-year period. The Company also paid Mr. Brickman his accrued but unpaid time off and any annual incentive bonus for the 2024 calendar year in the amount that Mr. Brickman would have received had Mr. Brickman continued his employment with the Company through the date of payment of any such bonus. Pursuant to the Separation Agreement, Mr. Brickman’s unvested time-based restricted stock was vested, effective as of December 31, 2024, and effective as of December 31, 2024, Mr. Brickman’s performance-based restricted stock was forfeited, other than the performance-based restricted stock Mr. Brickman received on April 5, 2022, the vesting of which remains subject to the satisfaction of the applicable performance targets. In addition, to assist with the transition of his role, the Company and Mr. Brickman entered into a consulting agreement pursuant to which Mr. Brickman will perform consulting services for the Company for the period beginning on January 1, 2025 and ending on June 30, 2025 (subject to extension upon the mutual written agreement between the Company and Mr. Brickman). The Company will pay Mr. Brickman a consulting fee of $20,000 per month as consideration for such consulting services.

The foregoing descriptions of Mr. Brickman’s employment agreement and the Separation Agreement do not purport to be complete and are qualified in their entirety by the reference to the full text of Mr. Brickman’s employment agreement, which is included as Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021 and the full text of the Separation Agreement, which is included as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2025.

2024 Long-Term Equity Incentive Awards

On April 5, 2024, the Compensation Committee approved long-term incentive compensation awards under our 2019 Plan for our named executive officers consisting of performance-based restricted stock awards (“PSAs”) and time-based restricted stock awards (“RSAs”). The Compensation Committee used (i) a targeted mix that placed equal weighting on PSAs (50% of the long-term equity incentive award) and (ii) cumulative three-year performance periods instead of three annual performance periods based on actual Return on Equity versus targeted Return on Equity. When determining the number of RSAs and PSAs to grant to each of our named executive officers, the Compensation Committee also emphasized managing share usage under our 2019 Plan and stockholder dilution.

The following table shows the number of PSAs and RSAs granted to each of our named executive officers in April 2024.

NEO	RSAs(1)	PSAs(2)
Brandon M. Ribar	40,641	40,641
Kevin J. Detz	25,863	25,862
David R. Brickman	12,562	12,562

(1)

Represents shares of restricted stock granted under our 2019 Plan, which are scheduled to vest in installments of 33%, 33% and 34% on first, second and third anniversaries of the grant date, respectively.

(2)

Represents shares of performance-based restricted stock granted under our 2019 Plan, which will vest subject to the achievement of an Adjusted Equity Yield performance target for the three-year period ending December 31, 2026.

Fiscal 2024 Executive Short-Term Incentive Compensation Plan

In April 2024, the Compensation Committee approved the 2024 STI Plan pursuant to which our named executive officers and certain other executive officers (each, a “Participant” and, collectively, the “Participants”) had the opportunity to earn cash performance bonuses (the “Performance Bonuses”) based upon the Company’s achievement of four corporate goals established by the Compensation Committee for the year ending December 31, 2024.

Each Participant was eligible to earn a target Performance Bonus equal to a percentage of their annual base salary for fiscal year 2024. Pursuant to the terms of their respective employment agreements, the targeted Performance Bonus for our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our former Senior Vice President, Secretary and General Counsel was equal to 75%, 70% and 50%, respectively, of their annual base salary for fiscal 2024. The table below shows the weighting of each corporate goal as a percentage of the target bonus under the 2024 STI Plan.

Corporate Goal	Weighting as a Percentage of Target Bonus
Revenue	30%
Operating Margin	35%
Adjusted Funds from Operations, as Adjusted (“Adjusted AFFO”)	30%
Employee Retention Index	5%

The table below shows the threshold, target and maximum performance targets and related payout percentages for Performance Bonuses under our 2024 STI Plan. Performance below threshold level would result in no payout for the applicable performance metric and payouts were capped at the maximum level for performance that exceeds maximum goals. Payouts for any performance between threshold, target and maximum levels were interpolated.

Corporate Goal	Payout as a Percentage of Target	Performance Target
Revenue	Threshold (50%)	$243,125,900
	Target (100%)	$255,922,000
	Max (200%)	$268,718,100
Operating Margin	Threshold (50%)	26.50%
	Target (100%)	27.54%
	Max (200%)	28.75%
Adjusted AFFO	Threshold (50%)	$(4,563,596)
	Target (100%)	$(2,399,192)
	Max (200%)	$1,929,616
Employee Retention Index	Threshold (50%)	104.3
	Target (100%)	107.3
	Max (200%)	110.3

The table below shows our actual results with respect the Performance Bonuses under 2024 STI Plan and the corresponding payout factors, if any, relating to each corporate goal.

Corporate Goal	Result	Payout Factor
Revenue	$252,866,232	26.4%
Operating Margin	27.23%	29.8%
Adjusted AFFO(1)	$(2,018,613)	32.6%
Employee Retention Index	109	7.8%

		96.6%

(1)

Adjusted AFFO is a financial valuation and performance measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to Appendix A to this Proxy Statement for important information concerning such non-GAAP financial measure, including the Company’s definition of such measure and reconciliation of such measure to the most directly comparable GAAP measure.

The Compensation Committee has the discretion to adjust the performance targets and related payout percentages under the 2024 STI Plan upon the occurrence of unforeseen developments, changes in market conditions, changes in our business plan, changes in the Company’s senior living communities, including due to acquisitions and/or dispositions, changes in the Compensation Committee’s compensation philosophy or objectives or otherwise. After considering and reviewing the significant positive impact of the Company’s acquisition program during 2024, the Compensation Committee exercised its discretion to modify the payout percentages under the 2024 STI Plan so that each of our named executive officers would receive 100% (rather than 96.6%) of their respective targeted Performance Bonus for fiscal year 2024.

Based upon the foregoing, the table below summarizes the Performance Bonuses earned by each of our named executive officers under our 2024 STI Plan.

Named Executive Officer	Payout Factor	Total Amount
Brandon M. Ribar	100%	$359,913
Kevin J. Detz	100%	$292,740
David R. Brickman	100%	$183,539

Equity Compensation Arrangements

In addition to the employment agreements described above, our named executive officers are entitled to receive payments under the terms of our equity compensation plans and equity award agreements upon a “change in control” and the termination of the named executive officer’s employment due to death or disability.

2019 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2019 Plan provides for the following treatment of awards unless otherwise provided in an award agreement:

•

Unless converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, all awards will become fully exercisable, all forfeiture restrictions will lapse, and, following the consummation of such change in control, all such awards will terminate and cease to be outstanding.

•

The number or value of any performance-based award or other award that is based on performance criteria or performance goals that will become fully earned, vested, exercisable and free of forfeiture restrictions will not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable performance period to the time of the change in control or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable performance period without regard to the change in control.

•

If awards are assumed or continued after a change in control, the Compensation Committee may provide that all or a portion of such awards will become fully exercisable and all forfeiture restrictions will lapse immediately upon the involuntary termination of the participant’s employment or service within a designated period (not to exceed 24 months) following the effective date of such change in control.

•

Upon a change in control, the Compensation Committee may cause any and all awards outstanding to terminate at a specific time in the future, and will give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, will determine.

•

The portion of any incentive stock option accelerated in connection with a change in control will remain exercisable as an incentive stock option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a non-qualified stock option under the U.S. federal tax laws.

2007 Omnibus Stock and Incentive Plan

In the event of a “change in control,” our 2007 Omnibus Stock and Incentive Plan, as amended, provides for the following treatment of awards unless otherwise provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

Time-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of restricted stock with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest if the holder’s employment terminates on or after the first anniversary of the grant date due to the holder’s death or disability.

In the event of a change in control, shares of time-based restricted stock will not automatically vest; provided, however, that (i) if the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, then in the event that the holder’s employment is terminated (A) by us due to death, disability or retirement following the change in control, then the unvested portion of the award will immediately fully vest, or (B) by us other than for “Cause” or by the holder for “Good Reason,” in each case within one year following the change in control, the unvested portion of the award will immediately fully vest; or (ii) if the Compensation Committee has not made a provision for the substitution, assumption, exchange or other continuation of such award in connection with the change in control, the unvested portion of the award will fully vest immediately prior to the change in control.

Performance-Based Restricted Stock Award Agreements

When our named executive officers are awarded shares of performance-based restricted stock, each of them enters into a performance award agreement with us. These performance award agreements generally provide that, (i) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (ii) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that if a named executive officer’s continuous service is terminated by the Company due to death or disability, the unvested performance shares will remain outstanding and a pro-rated portion thereof will vest if the applicable performance target is satisfied during the performance period.

In the event of a change in control or an event which results in our common stock no longer being readily tradeable on an established securities market and provided the named executive officer remains in continuous service with the Company as of the date of such transaction, all or a portion of the performance shares may vest upon the closing of such transaction depending on the value of the consideration received by our shareholders in connection with the transaction.

2024 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to our named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brandon M. Ribar	—	—	—	—	—	2,453	(a)	56,615	—		—
	—	—	—	—	—	3,322	(b)	76,672	—		—
	—	—	—	—	—	8,800	(c)	203,104	—		—
	—	—	—	—	—	40,641	(l)	937,994	—		—
	—	—	—	—	—	—		—	38,550	(d)	889,734
	—	—	—	—	—	—		—	10,824	(e)	249,818
	—	—	—	—	—	—		—	14,657	(f)	338,284
	—	—	—	—	—	—		—	30,800	(g)	710,864
	—	—	—	—	—	—		—	76,450	(h)	1,764,466
	—	—	—	—	—	—		—	40,641	(m)	933,840
Kevin J. Detz	—	—	—	—	—	2,867	(i)	66,170	—		—
	—	—	—	—	—	5,600	(c)	129,248	—		—
	—	—	—	—	—	25,863	(l)	596,918	—		—
	—	—	—	—	—	—		—	12,092	(j)	279,083
	—	—	—	—	—	—		—	30,000	(k)	692,400
	—	—	—	—	—	—		—	19,600	(g)	452,368
	—	—	—	—	—	—		—	60,000	(h)	1,384,800
	—	—	—	—	—	—		—	25,862	(m)	596,895
David R. Brickman(1)	—	—	—	—	—	—		—	6,033	(e)	139,242

(1)

Mr. Brickman resigned as the Company’s Senior Vice President, General Counsel and Secretary, effective December 31, 2024. For further information about the treatment of Mr. Brickman’s outstanding awards in connection with his resignation, see the description of the Separation Agreement under “Executive Compensation Tables—Employment Agreements—David R. Brickman.”

(2)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2024, which was $23.08 per share.

(a)

Represents the remaining shares of restricted stock (third tranche) granted on April 5, 2022, which vested in installments of 33%, 33% and 34% on April 5, 2023, April 5, 2024 and April 5, 2025, respectively.

(b)

Represents the remaining shares of restricted stock (third tranche) granted on September 7, 2022, which vested in installments of 33%, 33% and 34% on September 7, 2023, September 7, 2024 and September 7, 2025, respectively.

(c)

Represents the remaining shares of restricted stock (second and third tranches) granted on April 4, 2023, which vest in installments of 33%, 33% and 34% on April 4, 2024, April 4, 2025 and April 4, 2026, respectively.

(d)	Represents shares of performance-based restricted stock granted on November 15, 2021, which vest subject to the satisfaction of the target performance objective.

(e)

Represents shares of performance-based restricted stock granted on April 5, 2022, which vest subject to the satisfaction of the target performance objective. These shares of performance-based restricted stock were forfeited subsequent to December 31, 2024.

(f)	Represents shares of performance-based restricted stock granted on September 7, 2022, which vest subject to the satisfaction of the target performance objective.

(g)	Represents the shares of performance-based restricted stock granted on April 4, 2023, which vest subject to the satisfaction of the target performance objective.

(h)	Represents the shares of performance-based restricted stock granted on January 26, 2023, which vest subject to the satisfaction of the target performance objective.

(i)

Represents the remaining shares of restricted stock (third tranche) granted on May 12, 2022, which vested in installments of 33%, 33% and 34% on May 12, 2023, May 12, 2024 and May 12, 2025, respectively.

(j)

Represents shares of performance-based restricted stock granted on May 12, 2022, which vest subject to the satisfaction of the target performance objective. These shares of performance-based restricted stock were forfeited subsequent to December 31, 2024.

(k)	Represents shares of performance-based restricted stock granted on May 12, 2022, which vest subject to the satisfaction of the target performance objective.

(l)	Represents shares of restricted stock (first tranche) granted on April 5, 2024, which vest in installments of 33%, 33% and 34% on April 5, 2025, April 5, 2026 and April 7, 2027, respectively.

(m)	Represents the shares of performance-based restricted stock granted on April 5, 2024, which vest subject to the satisfaction of the target performance objective.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company for each of the last two completed calendar years. In determining the “compensation actually paid” to our named executive officers (NEOs), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2024, 2023 and 2022 calendar years. Note that for our NEOs other than our principal executive officer (the PEO), compensation is reported as an average.
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2024, 2023 and 2022, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for Current PEO (1)	Summary Compensation Table Total for Former PEO (2)	Compensation Actually Paid to Current PEO (4)	Compensation Actually Paid to Former PEO (2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers (3)	Average Compensation Actually Paid to non-PEO Named Executive Officers (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss) (in thousands)
2024	$3,195,933	N/A	$4,214,519	N/A	$1,747,434	$1,325,229	$259.33	$(3,280)
2023	$1,768,234	N/A	$954,926	N/A	$1,130,716	$689,461	$78.28	$(21,107)
2022	$1,913,187	$3,395,827	$128,635	$(418,598)	$1,137,803	$376,574	$101.30	$(54,401)

(1)	Brandon M. Ribar was appointed the Company’s President and Chief Executive Officer, effective September 2, 2022.

(2)	Kimberly S. Lody resigned as the Company’s President and Chief Executive Officer, effective September 2, 2022.

(3)	During 2024, 2023 and 2022, our non-PEO NEOs consisted of Kevin J. Detz and David R. Brickman.

(4)
In order to calculate the average compensation “actually paid” (CAP) to our NEOs, we are required under the SEC rules to subtract from the value in the summary compensation table (SCT) the grant date fair value of equity awards (reflected in columns B and D below), and add back the following (reflected in columns C and E below): (i) the year-end
fair value of any equity awards in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

	SCT Total	Stock Awards Deducted	Stock Awards Added(a)	Options Deducted	Options Added	Total CAP
	A	B	C	D	E	A - (B + D) + (C + E)
PEO
2024 (Ribar)	$3,195,933	$2,361,242	$3,379,828	—	—	$4,214,519
2023 (Ribar)	$1,768,234	$967,769	$154,461	—	—	$954,926
2022 (Ribar) (1)	$1,913,187	$1,088,258	$(696,294)	—	—	$128,635
2022 (Lody) (2)	$3,395,827	$2,073,590	$(1,624,712)	—	$(116,123)	$(418,598)
Average Non-PEO NEOs
2024	$1,747,434	$1,116,232	$694,027	—	—	$1,325,229
2023	$1,130,716	$487,722	$46,467	—	—	$689,461
2022	$1,137,803	$690,156	$(71,073)	—	—	$376,574

(1)	Brandon M. Ribar was appointed as the Company’s President and Chief Executive Officer, effective September 2, 2022.

(2)	Kimberly S. Lody resigned as the Company’s President and Chief Executive Officer, effective September 2, 2022.
Relationship Between “Compensation Actually Paid” and Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation and certain financial performance of the Company. For further information regarding our executive compensation programs, the metrics the Compensation Committee used to set executive compensation for 2024 (which are different than the financial metrics we are required to include in the tables and discussion below) and our pay versus performance philosophy, please refer to “Executive Compensation Tables” and the related narrative disclosures above and “Proposal 3—Advisory Vote on Executive Compensation” below.
The following graphs address the relationship between “compensation actually paid” as disclosed in the Pay Versus Performance Table above and the Company’s cumulative Total Shareholder Return and Net Income (Loss). With respect to fiscal 2022, the compensation data for the Company’s PEOs for such year has been aggregated.

Compensation Actually Paid vs. Company TSR
Compensation Actually Paid
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
-$500,000
Cumulative TSR
(value of initial $100 investment)
$275.00
$255.00
$235.00
$215.00
$195.00
$175.00
$155.00
$135.00
$115.00
$95.00
$75.00
2022
2023
2024
PEO(s)
Average for Non-PEO NEOs
TSR

Compensation Actually Paid vs. Company Net Income (Loss)
Compensation Actually Paid
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
-$500,000
Millions
Net Income (Loss)
$60
$50
$40
$30
$20
$10
$0
-$10
-$20
-$30
-$40
-$50
-$60
2022
2023
2024
PEO(s)
Average for Non-PEO NEOs
Net Income (Loss)

2024
DIRECTOR COMPENSATION
The following table summarizes the compensation earned by our non-employee
directors in 2024.

Name*	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) 1	Option Awards ($)	All Other Compensation ($)	Total ($)
Noah R. Beren	$65,000	$75,013	—	—	$140,013
Lilly H. Donohue	$32,500	$75,013	—	—	$107,513
Robert T. Grove(3)	—	—	—	—	—
Benjamin P. Harris	$90,417	$75,013	—	—	$165,430
David W. Johnson	$119,583	$75,013	—	—	$194,596
Jill M. Krueger	$94,792	$75,013	—	—	$169,805
Max J. Levy(4)	—	—	—	—	—
Shmuel S.Z. Lieberman	$75,833	$75,013	—	—	$150,846
Elliot R. Zibel	$65,000	$75,013	—	—	$140,013

During 2024, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents an annual retainer fee and committee retainer fees earned during 2024. See “—Compensation of Directors During 2024” below for more information.

(2)
Amounts reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC 718, and represents 2,710 shares of restricted stock and restricted stock units granted pursuant to the 2019 Plan on June 4, 2024 to each of our non-employee
directors, which are scheduled to vest in full on June 4, 2025.

(3)	Mr. Grove does not receive fees for his service as a director of the Company pursuant to an arrangement between Mr. Grove and Conversant.

(4)
Mr. Levy did not receive fees for his service as a director of the Company pursuant to an arrangement between Mr. Levy and Conversant. Mr. Levy resigned from the Board, effective June 1, 20224. Mr. Levy’s resignation did not result from any disagreement with the Company’s management or the Board.

Compensation of Directors During 2024

For their services to us, our non-employee directors in 2024 each received an annual cash retainer of $55,000 (in addition to the committee retainers discussed below). In addition, the independent Chairman of our Board, the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Compensation Committee, each received an additional annual retainer of $50,000, $20,000, $10,000, and $15,000, respectively, for serving as the Chairpersons of the Board or such committees in 2024. Our non-employee directors on the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee also each received an annual retainer of $10,000, $5,000 and $7,500, respectively, for serving on such committees in 2024. The Board and committee annual cash retainers are payable on a quarterly basis at the end of each quarter. In addition, we granted all non-employee directors, including all newly elected or appointed directors, an annual grant of time-based restricted stock or restricted stock units valued at $75,000, with the specific amount of restricted stock or restricted stock units granted based on the price of our common stock on the date of the grant. The restricted stock or restricted stock units vest in full on the first anniversary of the grant date. Our non-employee directors were also reimbursed for their expenses in attending Board and committee meetings in 2024.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee

JILL M. KRUEGER, CHAIRPERSON

LILLY H. DONOHUE

BENJAMIN P. HARRIS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Conversant Equity Commitment

On June 29, 2023, we entered into a $13.5 million equity commitment agreement (“Equity Commitment”) with our largest shareholder, Conversant, for a term of 18 months. The Equity Commitment had a commitment fee of $675,000, which was paid through the issuance of 67,500 shares of common stock of the Company. Subject to certain conditions, the Company has the right, but not the obligation, to utilize Conversant’s equity commitment and may draw on the commitment in whole or in part. We made total equity draws of $10.0 million during 2023 and issued 1,000,000 shares of common stock to Conversant. The Equity Commitment was approved by our Audit Committee in accordance with the Company’s related person transactions policy. The Equity Commitment expired as of December 31, 2024.

2024 Private Placement Transaction

On February 1, 2024, we entered into a securities purchase agreement with certain of our largest stockholders, including certain of the Conversant Investors, Silk and PF Investors (the “Investors”), pursuant to which the Investors agreed to purchase from us, and we agreed to sell to the Investors, in a private placement transaction (the “2024 Private Placement”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 5,026,318 shares (the “Shares”) of our common stock at a price of $9.50 per share. The 2024 Private Placement occurred in two tranches. The closing of the first tranche occurred on February 1, 2024, in which 3,350,878 Shares were issued and sold to the Investors for a total of approximately $31.8 million. The closing of the second tranche occurred on March 22, 2024, in which 1,675,440 Shares were issued and sold to the Investors for a total of approximately $15.9 million. The 2024 Private Placement was approved by our Audit Committee in accordance with the Company’s related person transactions policy.

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed BDO USA, P.C. (“BDO”), independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2025. BDO served as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

Representatives of BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of BDO, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of BDO USA, P.C. as our independent auditors for the fiscal year ending December 31, 2025.

Change in Independent Registered Public Accounting Firm

As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2024, on May 31, 2024, the Audit Committee approved the dismissal of RSM US LLP (“RSM”) as independent registered public accounting firm of the Company effective May 31, 2024. As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2024, and following a competitive request for proposals process, the Audit Committee approved the engagement of BDO, effective July 3, 2024, as its independent registered public accounting firm for the fiscal year ending December 31, 2024.

The reports of RSM on the Company’s financial statements as of and for the fiscal years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that RSM’s report dated March 30, 2023 contained an explanatory paragraph regarding the Company’s ability to continue as a going concern for the year ended December 31, 2022. There was no such paragraph in RSM’s report for the year ended December 31, 2023.

During the fiscal years ended December 31, 2023 and 2022, and in the subsequent interim periods through May 31, 2024: (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with RSM on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the matter in its report and (ii) except for the matters referenced below, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-X and the related instructions).

As disclosed in Item 9A of each of the Company’s Annual Reports on Form 10-K as of and for the fiscal years ended December 31, 2023 and 2022, the Company identified a material weakness in its internal control over financial reporting. This reportable event was discussed between the Audit Committee and RSM, and RSM has been authorized by the Company to respond fully to the inquiries of RSM, the successor independent registered public accounting firm of the Company, concerning this reportable event.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim periods through May 31, 2024, neither the Company nor anyone acting on the Company’s behalf consulted BDO regarding:

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by the Company’s independent registered public accounting firm for fiscal years 2024 and 2023 were as follows:

Services Rendered	2024	2023
Audit Fees(1)	$1,090,438	$837,000
Audit-Related Fees(2)	160,000	—
Tax Fees(3)	—	—
All Other Fees(4)	97,721	—

Total	$1,348,159	$837,000

(1)

Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including, with respect to fiscal year 2024, fees totaling $160,000 related to the preparation of the audited and unaudited combined carve-out financial statements of the eight senior living communities acquired from various affiliates of Principal Senior Living Group and the unaudited pro forma consolidated financial information of the Company.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

(4)	Includes, with respect to fiscal year 2024, fees totaling $97,721 related to internal audit outsourcing services.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has concluded that it is.

Audit Committee Pre-Approval of Services Performed by Independent Auditors

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

We are submitting an Advisory Vote on Compensation to our stockholders. For more information about our executive compensation objectives and practices, please see “Compensation of Executive Officers” above.

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our executive compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Align Pay with Performance: A significant portion of officer compensation is at risk and earned through short- and long-term incentives to align pay outcomes with company performance objectives and shareholder value creation.

✓  Double Trigger Vesting: We provide for double-trigger cash severance and equity vesting for termination of employment following a change-of-control.

✓  Stock Ownership Guidelines: We have Stock Ownership Guidelines for both executives and directors.

✓  Clawback Policies: Our named executive officers are subject to a robust recoupment policy that applies to cash and equity-based incentive compensation in the event the Company is required to restate its financial statements. In addition, we have adopted a supplemental recoupment policy that authorizes the Compensation Committee to require the return, repayment or forfeiture of covered compensation (including cash incentive payments and time-based and performance-based equity awards) if it is determined that a covered employee (including our named executive officers) engaged in misconduct in the performance of their duties.

✓  Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

×   No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×   No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×   No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×   No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×   No Discount Option Grants: We do not provide for grants of stock options below fair market value.

×   No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×   No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓  Caps on Incentive Payout: We cap incentive payouts for each named executive officer at a specified percentage of base pay for such officer.

✓  Shareholder Engagement: We engage with our shareholders regarding their most important compensation concerns, and, as described herein, implement practices to address such concerns.

✓  Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

The following key objectives are the cornerstone of our executive compensation program:

•	establish competitive target pay in line with those with whom we compete for executive-level talent;

•	retain talented individuals;

•	designs revolving around a strong link between executive pay and Company performance;

•	prudent risk taking by executives;

•	aligning our goals, efforts and results through a comprehensive executive compensation design, process and overall package; and

•	continually engaging stockholders in the overall process.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2024 business plan that was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

OTHER BUSINESS

(PROPOSAL 4)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $8,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

David W. Johnson Chairman of the Board	Brandon M. Ribar President and Chief Executive Officer

April 29, 2025

Dallas, Texas

APPENDIX A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

Adjusted AFFO

Adjusted Funds from Operations, as Adjusted (“Adjusted AFFO”), is a non-GAAP liquidity measure that the Company defines as net income (loss) excluding depreciation and amortization expense, non-cash stock-based compensation expense, gain on extinguishment of debt, net, transaction and conversion costs, casualty losses, maintenance and recurring capital expenditures, excluded interest expense, excluded credit losses, executive transition costs, other (income) expense, net, excluded state income taxes, loss from equity method investments, net loss attributable to non-controlling interests in consolidated joint ventures, and excluded acquisitions.

The Company believes that presentation of Adjusted AFFO as a liquidity measure is useful to investors because it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness and make capital expenditures.

Adjusted AFFO has material limitations as a liquidity measure, including: (i) it does not represent cash available for discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; and (ii) the cash portion of non-recurring charges generally represent charges/gains that may significantly affect the Company’s liquidity limits the usefulness of the measure for short-term comparisons.

Year ended December 31, 2024
Adjusted AFFO
Net loss	$(3,280)
Depreciation and amortization expense	44,051
Non-cash stock-based compensation expense	4,369
Gain on extinguishment of debt, net	(48,536)
Transaction and conversion costs (1)	4,885
Casualty losses	2,024
Capital expenditures (maintenance/ recurring only)	(15,119)
Excluded interest expense	3,256
Excluded credit losses	1,618
Executive transition costs	2.157
Other (income) expense, net	540
Excluded state income taxes	193
Loss from equity method investment	895
Net loss attributable to controlling interest in consolidated joint ventures	1,271
Excluded acquisitions	(406)

Adjusted AFFO	$(2,019)

(1)	Transaction and conversion costs relate to diligence, legal, and professional fees incurred in connection with certain acquisitions, investments, and debt transactions.

A-1

Sonida Senior Living, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Cardq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENVELOPE.qProposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, and 4. Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2028, or until their respective successors are duly qualified and elected. For Against Abstain For Against Abstain For Against Abstain- Lilly H. Donohue 02—Benjamin P. Harris 03—David W. JohnsonFor Against AbstainProposal to ratify the Audit Committee’s appointment of BDO USA, P.C., independent This proxy will be voted as directed herein by the undersigned accountants, as the Company’s independent auditors for the fiscal year ending stockholder. December 31, 2025. If no direction is made, this proxy will be voted as indicated below: “FOR” the election of each of the nominees for director For Against Abstain (Proposal 1), and “FORProposals 2, 3, and 4. Proposal to approve the Company’s executive compensation. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. For Against AbstainIn their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qProxy — Sonida Senior Living, Inc. 14755 Preston Road, Suite 810 Dallas, Texas 75254THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Brandon M. Ribar and Tabitha T. Bailey, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Sonida Senior Living, Inc. (the “Company”), held of record by the undersigned on April 21, 2025, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Office at 14755 Preston Road, Suite 810, Dallas, Texas 75254 on June 10, 2025 at 9:00 AM Central Time, and any postponement(s) or adjournment(s) thereof. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. (Continued and to be marked, dated and signed, on the other side)Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowNOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please signature within the box.